Exhibit 4.4

Global Medical REIT, Inc.

4800 Montgomery Lane, Suite

450 Bethesda, Md 20814

June   , 2016

Form of

Pay-Off Letter and Conversion Agreement

ZH USA, LLC

c/o ZH International Holdings Ltd.

24/F Wyndham Place

40-44 Wyndham Street

Central Hong Kong

Ladies and Gentlemen:

Reference is made to those certain Convertible Demand Promissory Notes issued between July 1, 2014 and December 31, 2015 (collectively, the “Convertible Debentures”) evidencing loans from ZH USA, LLC (together with its predecessor, HFE USA, LLC, the “Lender”) to Global Medical REIT, Inc. (the “Borrower”) having an aggregate current principal amount outstanding of $25,030,134, plus accrued interest of $1,590,632, as of the date of this Pay-Off Letter and Conversion Agreement (this “Pay-Off Letter and Conversion Agreement”). All currency references in this Pay-Off Letter and Conversion Agreement are in U.S. Dollars.

RECITALS

A.           The Borrower has informed the Lender that the Borrower intends to commence an underwritten public offering of 9,100,000 shares of its common stock, par value $0.001 per share (as the offering may be increased or decreased in size, the “IPO”).

B.           The Borrower wishes, upon the closing of the IPO, to repay $10,000,000.00 of the principal amount outstanding under the Convertible Debentures that are owing to the Lender (the “Pay-Off”), leaving $15,030,134 of remaining principal amount outstanding under the Convertible Debentures (the “Remaining Principal Amount Outstanding”).

C.           The Lender has informed the Borrower that, upon the closing of the IPO and the completion of the Pay-Off, it wishes to convert the Remaining Principal Amount Outstanding into a combination of (i) shares of the common stock, par value $0.001 per share, of the Borrower (“Shares”), and (ii) limited partnership units of Global Medical REIT, L.P. (“Units”), in each case based on a conversion rate of $12.748 per Share or Unit (the “Conversion”), and the Borrower wishes to effectuate such Conversion.

D.           Within 15 days after the Pay-Off and Conversion, the Borrower intends to pay off all accrued interest owing to the Lender in respect of the Convertible Debentures, which accrued interest shall include (i) the $1,590,632 of accrued interest owing from the Borrower to the Lender as of the date of this Agreement, plus (ii) an amount equal to $5,486.06 per day for each day between and including the day after the date of this Agreement and the day on which the Pay-Off and Conversion are completed.

AGREEMENT

In connection with the Pay-Off and the Conversion, the Lender and the Borrower hereby agree as follows:

SECTION 1. Pay-Off. The Borrower agrees that, on the closing date of the IPO, subject to the closing of the IPO, the Borrower will pay to the Lender, via wire transfer of immediately available funds using the wire instructions set forth on Exhibit A hereto, the Pay-Off in amount of $10,000,000, which amount will reduce dollar for dollar the principal amount outstanding and owing to the Lender under the Convertible Debentures.

SECTION 2. Conversion. The Lender hereby instructs the Borrower, and the Borrower hereby agrees, that, on the closing date of the IPO, subject to the closing of the IPO, the Borrower will effectuate the Conversion by issuing to the Lender, in exchange for the Remaining Principal Amount Outstanding under the Convertible Debentures, a number of Shares equal to “X” (as defined below) and causing Global Medical REIT, L.P., the Borrower’s operating partnership, to issue to the Lender a number of Units equal to 1,179,019 – X. The Borrower agrees to take all actions necessary to arrange for the issuance of the Shares and Units in connection with the Conversion described in the preceding sentence, including providing to the Borrower’s transfer agent and registrar an appropriate instruction letter at least two business days prior to the anticipated closing date of the IPO. The Lender understands and agrees that the Shares and Units issued to the Lender in the Conversion will not be registered under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and that such Share and Units will be subject to restrictions on transfer, subject to Rule 144 under the Securities Act.

X = (the product of 0.20328 and the number of shares sold in the IPO) minus 1,425,481.

SECTION 3. Payment of Accrued Interest. Within 15 days after the date on which the Pay-Off and Conversion are completed, the Borrower agrees to pay to the Lender, via wire transfer of immediately available funds using the wire instructions set forth on Exhibit A hereto, all accrued interest owing to the Lender in respect of the Convertible Debentures, which accrued interest shall be an amount equal to (i) the $1,590,632 of accrued interest owing from the Borrower to the Lender as of the date of this Agreement, plus (ii) an amount equal to $5,486.06 per day for each day between and including the day after the date of this Agreement and the day on which the Pay-Off and Conversion are completed (the “Accrued Interest Amount”).

SECTION 4. Termination and Release. As of the time on which the Pay-Off in Section 1 has been made and the Conversion in Section 2 has been completed, the Lender acknowledges and agrees that the Convertible Debentures shall be automatically terminated, all obligations thereunder shall be cancelled and all claims of the Lender in respect thereof shall be released, except that the agreement of the Borrower to pay the Lender the Accrued Interest Amount pursuant to Section 3 shall survive until such payment of the Accrued Interest Amount is made.

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SECTION 5. Holding Period on Units. Notwithstanding anything to the contrary set forth in the Agreement of Limited Partnership of Global Medical REIT, L.P. (the “Partnership Agreement”), the Borrower, for itself and in its capacity as general partner of Global Medical REIT, L.P., hereby agrees that the Lender shall have the right to redeem its Units, in whole or in part, in accordance with the redemption provisions set forth in the Partnership Agreement after a holding period of 180 days from the date of issuance of such Units, subject to compliance with applicable ownership limitations necessary for the Borrower to maintain its qualification as a REIT for U.S. federal income tax purposes, including the requirement that the majority owner of the Lender that currently owns 57.95% of the outstanding shares of ZH International Holdings, Ltd. shall not, after taking into account the ownership attribution rules applicable to REITs and after looking through ZH International Holdings, Ltd. to its shareholders, beneficially own in excess of 9.8% of the outstanding common stock of the Borrower.

SECTION 6. Miscellaneous. This Pay-Off Letter and Conversion Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Pay-Off Letter and Conversion Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one agreement. Signatures may appear on separate counterparts with the same effect as if all such signatures were on the same counterpart. Any signature delivered by a party by facsimile transmission or electronic mail in portable document format (PDF) shall be deemed to be an original signature hereto.

[Signature Pages Follow]

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The undersigned, intending to be legally bound, hereby agree to the terms and conditions of this Pay-Off Letter and Conversion Agreement applicable to the undersigned.

LENDER:

ZH USA, LLC.

By:
Name:
Title:

BORROWER:

GLOBAL MEDICAL REIT, INC.

By:
Name:
Title:

Signature Page

to

Pay-Off Letter and Conversion Agreement

EXHIBIT A

Lender Wire Transfer Instructions